                                                                     EXHIBIT 2.1

                           SHARE PURCHASE AGREEMENT

                                 BY AND AMONG

                                 PALEX, INC.,

                             1313530 ONTARIO INC.

                                      AND

                      THE SHAREHOLDERS OF SMG CORPORATION



                        DATED AS OF SEPTEMBER 11, 1998

                               TABLE OF CONTENTS


                              ARTICLE I DEFINITIONS
     1.1.   Definitions                                                          1
     1.2.   Interpretation                                                       5

                                  ARTICLE II
              SALE AND TRANSFER OF COMPANY SHARES; PURCHASE PRICE
     2.1.   Sale and Transfer of Company Shares                                  6
     2.2.   Payment of Purchase Price; Exchange of Share Certificates            6

                                  ARTICLE III
                                    CLOSING
     3.1.   Closing                                                              7

                                  ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
     4.1.   Incorporation of Corporate Shareholders                             7
     4.2.   Organization of the Company and Subsidiaries                        7
     4.3.   Corporate Records                                                   8
     4.4.   Authorization; Non-Contravention; Approvals                         8
     4.5.   Ownership of Company Shares                                         9
     4.6.   Residence of Shareholders                                           9
     4.7.   Bankruptcy                                                          9
     4.8.   Financial Statements                                                9
     4.9.   Liabilities and Obligations                                         10
     4.10.  Accounts and Notes Receivable                                       10
     4.11.  Assets                                                              11
     4.12.  Material Customers, Contracts                                       11
     4.13.  Permits                                                             12
     4.14.  Environmental Matters                                               13
     4.15.  Collective Agreements.                                              14
     4.16.  Insurance                                                           15
     4.17.  Compensation; Employment Agreements                                 15
     4.18.  Noncompetition, Confidentiality and Nonsolicitation Agreements      15
     4.19.  Employee Plans                                                      15
     4.20.  Litigation and Compliance with Law                                  17
     4.21.  Taxes                                                               17
     4.22.  Absence of Changes                                                  19
     4.23.  Accounts with Banks and Brokerages; Powers of Attorney              20
     4.24.  Competing Lines of Business; Related-Party Transactions             21
     4.25.  Product Warranties                                                  21
     4.26.  Intangible Property                                                 21

     4.27.  Contract A                                                          21
     4.28.  Inventory of CPC Pallets                                            21
     4.29.  Restructuring                                                       21
     4.30.  OSA                                                                 22
     4.31.  Disclosure                                                          22

                                      ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PALEX AND NEWCO
     5.1.  Organization                                                         22
     5.2.  Authorization; Non-Contravention; Approvals                          22
     5.3.  Capitalization of Newco; Newco Exchangeable Shares                   23
     5.4.  PalEx Common Stock                                                   23
     5.5.  Litigation                                                           23
     5.6.  Disclosure                                                           23
                                      ARTICLE VI
                                   CERTAIN COVENANTS
     6.1.  Future Cooperation; Tax Matters                                      24
     6.2.  Expenses                                                             24
     6.3.  Employment Agreement                                                 24
     6.4.  Legal Opinion                                                        25
     6.5.  Stock Option Plan                                                    25
     6.6.  Support Agreement                                                    25
     6.7.  Non-Competition Agreement                                            25
     6.8.  Termination of Shareholders' Agreements                              25
     6.9.  Restructuring of the Company and its Affiliates                      25
     6.10. Release From Guarantees                                              25
     6.11. Investment Canada Act Notice                                         25
     6.12. Resignations                                                         25
     6.13. Releases and Waivers                                                 26
     6.14. Other PalEx and Newco Documents                                      26

                                      ARTICLE VII
                                    INDEMNIFICATION
     7.1.  General Indemnification by the Shareholders                          26
     7.2.  Indemnification by PalEx                                             27
     7.3.  Third Person Claims                                                  27
     7.4.  Indemnification Deductible                                           28
     7.5.  Limitation Upon Indemnity                                            28
     7.6.  Indemnification for Negligence of Indemnitee                         28

                                      ARTICLE VIII
                        NONDISCLOSURE OF CONFIDENTIAL INFORMATION
     8.1.  General                                                              28
     8.2.  Equitable Relief                                                     29

                                      ii
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
                                      ARTICLE IX
            FEDERAL SECURITIES LAWS AND CONTRACTUAL RESTRICTIONS ON NEWCO
                   EXCHANGEABLE SHARES AND PALEX COMMON STOCK

     9.2.    Economic Risk; Sophistication                                      29
     9.3.    Restriction on Sale or Other Transfer of Restricted Stock          30
     9.4.    Rule 144 Reporting                                                 31

                                      ARTICLE X
                                    MISCELLANEOUS
     10.1.   Successors and Assigns                                             31
     10.2.   Entire Agreement                                                   31
     10.3.   Counterparts                                                       31
     10.4.   Brokers and Agents                                                 32
     10.5.   Notices                                                            32
     10.6.   Attornment                                                         33
     10.7.   Governing Law                                                      34
     10.8.   Survival of Representations and Warranties                         34
     10.9.   Exercise of Rights and Remedies                                    34
     10.10.  Reformation and Severability                                       34
     10.11.  Canadian Dollar Payments                                           34
     10.12.  Language                                                           35

                            SHARE PURCHASE AGREEMENT

     THIS SHARE PURCHASE AGREEMENT (together with the Schedules hereto, this "Agreement") is made as of the 11th day of September, 1998, by and among (a) PalEx, Inc., a Delaware corporation (""PalEx"), (b) 1313530 Ontario Inc. ("Newco"), an Ontario corporation that is wholly owned by PalEx, and (c) 1271477 Ontario Limited, Rollem Holdings Inc., 1271478 Ontario Limited, 1296288 Ontario Limited, Save On Pallets Ltd., Pallet Management Services Inc., The David E. Turner Family Trust II, The David E. Turner Family Trust III, The Enrico DiLello Family Trust II, The Enrico DiLello Family Trust III, The Worden Teasdale Family Trust, The Fraser Campbell Family Trust II, The Fraser Campbell Family Trust III, The John F. Campbell Family Trust II, The John F. Campbell Family Trust, The Ronald Doering Family Trust, Fraser Campbell, John F. Campbell, Enrico DiLello, Ronald Doering, Susan Virginia Teasdale, Worden Teasdale, Clint Sharples and David E. Turner (the entities and individuals identified in this clause (c) being collectively referred to as the "Shareholders"), which entities and individuals directly own, or have indirect interests in, all the outstanding capital stock of SMG Corporation, an Ontario corporation (together with its predecessors, the "Company").

     WHEREAS, Newco desires to purchase from the Shareholders, and the Shareholders desire to sell to Newco, the Company Shares (as hereinafter defined);

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

     "Affiliate" of, or "Affiliated" with, a specified Person means a Person that directly, or indirectly, controls, or is controlled by, or is under common control with, the specified Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Applicable Employee Benefit Laws" has the meaning set forth in Section
4.19.

     "Balance Sheet Date" has the meaning set forth in Section 4.8.

     "Closing" has the meaning set forth in Section 3.1.

     "Closing Date" has the meaning set forth in Section 3.1.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

     "Company Shares" has the meaning set forth in Section 4.5.

     "Contract A" has the meaning set forth in Section 4.27.

     "Corporate Shareholder" means each Shareholder that is not a natural Person or a trust.

     "DiLello Shareholders" means Enrico DiLello, The Enrico DiLello Family Trust II, The Enrico DiLello Family Trust III and Rollem Holdings Inc.

     "Doering Shareholders" means Ronald Doering, The Ronald Doering Family Trust, Save ON Pallets Ltd. and Pallet Management Services Inc.

     "Employee Plans"  has the meaning set forth in Section 4.19.

     "Employment Agreements" has the meaning set forth in Section 6.3.

     "Encumbrances" means liens, charges, pledges, options, mortgages, hypothecs, prior assignments, leases, subleases, rights to possession, deeds of trust, security interests, claims, rights or restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, undertaking or otherwise.

     "Environmental Laws" means any applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

     "Environmental Permits" means all Permits issued or required by any Environmental Laws or any court or governmental authority that relate to or are required for the ownership and/or operation of the businesses of the Company or any Subsidiary and its assets.

     "Expiration Date" has the meaning set forth in Section 10.8.

     "Financial Statements" has the meaning set forth in Section 4.8.

     "Fraser Campbell Shareholders" means Fraser Campbell, The Fraser Campbell Family Trust II, The Fraser Campbell Family Trust III, 1271478 Ontario Limited and Clint Sharples.

     "GAAP" means those accounting principles that are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied.

     "Governmental Authority" means any federal, provincial, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

     "Hazardous Substances" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual.

     "Indemnified Party" has the meaning set forth in Section 7.3.

     "Indemnifying Party" has the meaning set forth in Section 7.3.

     "Interim Balance Sheet" has the meaning set forth in Section 4.8.

     "Interim Financial Statements" has the meaning set forth in Section 4.8.

     "ITA" means the Income Tax Act (Canada).

     "John Campbell Shareholders" means John F. Campbell, The John F. Campbell Family Trust, The John F. Campbell Family Trust II and 1296288 Ontario Limited.

     "Law" or "Laws" means any and all provincial, municipal or foreign statutes, treaties, laws, ordinances, proclamations, code, regulations, licenses, permits, authorizations, approvals, consents, legal doctrine, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time. Such term also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

     "Loss" or "Losses" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation).

     "Material Customers" has the meaning set forth in Section 412.

     "Newco" has the meaning set forth in the first paragraph of this Agreement.

     "Newco Common Shares"means the common shares of Newco having the attributes described in Schedule 1.1(a).

     "Newco Exchangeable Shares" means the non-voting exchangeable common shares of Newco having the attributes described in Schedule 1.1(b).

     "1934 Act"means the Securities Exchange Act of 1934, as amended.

     "1933 Act" means the Securities Act of 1933, as amended.

     "Original Exchange Rate" has the meaning set forth in Section 10.11.

     "PalEx" has the meaning set forth in the first paragraph of this Agreement.

     "PalEx Common Stock" means the Common Stock, U.S. $.01 par value, of PalEx.

     "Payee" has the meaning set forth in Section 10.11.

     "Payor" has the meaning set forth in Section 10.11.

     "Permitted Encumbrances" means (a) any Encumbrances reserved against in the Interim Balance Sheet, (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, and (c) obligations under operating and capital leases described in Schedule 4.12.

     "Permits" has the meaning set forth in Section 4.13.

     "Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, any Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

     "Plan"  has the meaning set forth in Section 4.19.

     "Purchase Price" has the meaning set forth in Section 2.2.

     "Release" includes, without limitation, an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Substance which is or may be in breach of any Environmental Laws.

     "Restricted Shares" has the meaning set forth in Section 9.1.

     "Restructuring" has the meaning set forth in Section 6.9.

     "Rule 144" means Rule 144 as promulgated under the 1933 Act.

     "SEC" means the Securities and Exchange Commission.

     "Shareholder" means any one of the Shareholders.

     "Shareholders" has the meaning set forth in the first paragraph of this Agreement.

     "Subsidiaries" means the corporations listed on Schedule 4.2 other than the Company.

     "Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, provincial, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers' compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

     "Teasdale Shareholders" means Worden Teasdale, Susan Virginia Teasdale and The Worden Teasdale Family Trust.

     "Third Person" has the meaning set forth in Section 7.3.

     "Turner Shareholders" means David E. Turner, The David E. Turner Family Trust II, The Dave E. Turner Family Trust III and 1271477 Ontario Limited.

     "Year-End Financial Statements has the meaning set forth in Section 4.8.

     1.2 INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in Sections 1.1 and 1.2 and elsewhere in this Agreement include the plural as well as the singular;

          (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP;

          (c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

          (d) any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time;

          (e) the division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

          (f) unless there is something in the subject matter or context inconsistent therewith:

               (i) words in the singular number include the plural and such words shall be construed as if the plural had been used;

               (ii words in the plural include the singular and such words shall be construed as if the singular had been used; and

               (ii words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made; and

          (g) time shall be of the essence in this Agreement.


                                  ARTICLE II
              SALE AND TRANSFER OF COMPANY SHARES; PURCHASE PRICE

     2.1 SALE AND TRANSFER OF COMPANY SHARES. Subject to the terms and conditions of this Agreement, at the Closing, the Shareholders shall sell, convey and deliver to Newco, and Newco shall purchase and accept from the Shareholders, all of the right, title and interest of the Shareholders in and to the Company Shares, free and clear of all Encumbrances.

     2.2  PAYMENT OF PURCHASE PRICE; EXCHANGE OF SHARE CERTIFICATES.

          (a) In consideration for the sale of the Company Shares to Newco, Newco shall pay to the Shareholders at the Closing an aggregate purchase price (the "Purchase Price") consisting of (i) U.S. $17,256,020 in cash and (ii) 720,732 Newco Exchangeable Shares. Schedule 2.2 attached hereto sets forth the portion of the Purchase Price, including cash and the Newco Exchangeable Shares, that is to be paid to each Shareholder. The cash portion of the Purchase Price shall be paid at Closing by wire transfer to such bank accounts as have been designated by each Shareholder in writing. Certificates representing the Newco Exchangeable Shares included within the Purchase Price shall be delivered to the Shareholders at Closing in accordance with Schedule 2.2.

          (b) At the Closing, each Shareholder shall furnish to Newco the certificates representing such Shareholder's Company Shares, duly endorsed in blank by such Shareholder or accompanied by duly executed blank stock powers. The Shareholders hereby agree to promptly cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Shares or with respect to the stock powers accompanying the certificates representing the Company Shares.

                                  ARTICLE III
                                    CLOSING

     3.1 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of PalEx, 1360 Post Oak Blvd., Suite 800, Houston, Texas, concurrently with the execution of this Agreement or at such other time and date as Newco and the Shareholders may mutually agree, which date shall be referred to as the "Closing Date."


                                  ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     The Shareholders jointly and severally (except as otherwise expressly provided in Sections 4.1 and 4.6) represent and warrant to PalEx and Newco as follows:

     4.1 INCORPORATION OF CORPORATE SHAREHOLDERS. Each Corporate Shareholder hereby jointly, but not severally, represents and warrants to PalEx and Newco that:

          (a) it is a corporation incorporated and validly subsisting under the laws of the jurisdiction of its incorporation;

          (b) it has sent to the appropriate Person all annual returns and financial statements required to be sent under the laws of the jurisdiction of its incorporation;

          (c) it has the corporate power and authority and is qualified to own and dispose of its Company Shares; and

          (d) no act or proceeding has been taken by or against such Corporate Shareholder in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of such Corporate Shareholder.

     4.2 ORGANIZATION OF THE COMPANY AND SUBSIDIARIES. The information set forth on Schedule 4.2 concerning the name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of the Company and each Subsidiary is true and correct. The Company and each Subsidiary is incorporated and validly subsisting under the laws of its jurisdiction of incorporation. Each of the Company and the Subsidiaries is licensed or qualified to do business under the laws of the jurisdictions specified in Schedule 4.2 and neither the character nor the location of the properties owned by the Company or any Subsidiary nor the nature of the business conducted by it requires licensing or qualification under the laws of any other jurisdiction. Each of the Company and the Subsidiaries has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of the Company or any Subsidiary including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of the Company or any Subsidiary.

     4.3 CORPORATE RECORDS. The minute books of each of the Company and the Subsidiaries have been provided to Newco and contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The share certificate book, register of shareholders, register of transfers and register of directors and officers of the Company and each Subsidiary have been provided to Newco and are complete and accurate in all material respects.

     4.4  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

          (a) Each Shareholder has the full legal right, power, capacity and authority to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. This Agreement has been duly authorized, as applicable, and duly and validly executed and delivered by each Shareholder, and, assuming the due authorization, execution and delivery hereof by PalEx and Newco, constitutes a valid and binding agreement of each Shareholder, enforceable against such Shareholder in accordance with its terms.

          (b) The execution and delivery of this Agreement by the Shareholders does not, and the consummation by the Shareholders of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any Subsidiary or the Company Shares under any of the terms, conditions or provisions of, (i) the Articles or By-Laws of the Company and its Subsidiaries, (ii) any Law applicable to the Company, its Subsidiaries or any of their properties or assets or the Company Shares or the Shareholders, or (iii) any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the Company, the Subsidiaries or the Shareholders are now a party or by which the Company, the Subsidiaries or the Shareholders or any of their properties or assets (including the Company Shares) may be bound or affected.

          (c) Except as set forth on Schedule 4.4, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement by the Shareholders or the consummation by them of the transactions contemplated hereby. Except as set forth on
     Schedule 4.4, none of the contracts to which the Company or any Subsidiary is a party requires notice to, or the consent or approval of, any third party for the execution and delivery of this Agreement by the Shareholders or the consummation of the transactions contemplated hereby.

     4.5 OWNERSHIP OF COMPANY SHARES. The Shareholders are, and at the Closing will be, the registered and beneficial holders of the issued and outstanding capital stock of the Company as set forth on Schedule 4.5 (the "Company Shares"). Each Shareholder holds good and marketable title to the Company Shares registered in its name, free and clear of all Encumbrances. No Person has any agreement, option, right or privilege capable of becoming an agreement for the purchase from any Shareholder of any of the Company Shares.

     4.6 RESIDENCE OF SHAREHOLDERS. Each Shareholder jointly, but not severally, represents and warrants to PalEx and Newco that it is not a non-resident of Canada for purposes of Section 116 of the ITA.

     4.7 BANKRUPTCY. Neither the Company nor any Subsidiary is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Closing nor has the Company or any Subsidiary made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor has any petition for a receiving order been presented in respect of it. Neither the Company nor any Subsidiary has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Company or any Subsidiary or any of their assets and no execution or distress has been levied upon any of their assets. The realizable value of the assets of each of the Company's predecessors prior to the Restructuring were equal to or greater than the aggregate of its liabilities and stated capital of all classes. After the Restructuring, the realizable value of the assets of the Company are equal to or greater than the aggregate of its liabilities and stated capital of all classes.

     4.8  FINANCIAL STATEMENTS.

          (a) Attached hereto as Schedule 4.8 are complete and correct copies of the following financial statements:

               (i) the audited consolidated balance sheets of the Company as of May 31, 1998 and the related consolidated income statements and statements of shareholders' equity and cash flows for the one-year period ended May 31, 1998 (such balance sheets and the related income statements are referred to herein as the "Year-End Financial Statements"); and

               (ii the internal consolidated balance sheet (the "Interim Balance Sheet") of the Company as of July 31, 1998 (the "Balance Sheet Date") and the related income statements and statements of shareholders' equity and cash flows for the two-month period ended July 31, 1998 (such balance sheet and the related income statements and statements of shareholders' equity and cash flows are referred to herein as the

                    "Interim Financial Statements" and, together with the Year-End Financial Statements are referred to herein as the "Financial Statements").

          (b) The Year-End Financial Statements have been prepared from the books and records of the Company and the Subsidiaries in accordance with GAAP and present fairly the consolidated financial position and results of operations of the Company and the Subsidiaries as of the dates of such statements and for the periods covered thereby. Except for the absence of notes, the Interim Financial Statements have been prepared from the books and records of the Company and the Subsidiaries in accordance with GAAP and present fairly the consolidated financial position and results of operations of the Company and the Subsidiaries as of the dates of such statements and for the periods covered thereby. The books of account of the Company and the Subsidiaries have been kept accurately in all material respects in the ordinary course of business and the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and the Subsidiaries have been property recorded therein in all material respects.

          (c) The Company's working capital at August 31, 1998 as determined in accordance with GAAP, excluding indebtedness other than current payables incurred in the ordinary course of business, was not less than $7,094,000.

     4.9 LIABILITIES AND OBLIGATIONS. Except as set forth in Schedule 4.9, neither the Company nor any Subsidiary had at the Balance Sheet Date, nor has any of them incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the Financial Statements or reflected in the notes thereto or (ii) that were incurred after the Balance Sheet Date and were incurred in the ordinary course of business and consistent with past practices and (b) liabilities and obligations that are of a nature not required to be reflected in the Financial Statements prepared in accordance with GAAP and that were incurred in the normal course of business, which liabilities and obligations described in this clause (b) are described on Schedule 4.9. Schedule 4.9 contains a reasonable estimate by the Company and the Shareholders of the maximum amount that may be payable with respect to liabilities that are not fixed. For each such liability for which the amount is not fixed or is contested, the Company has provided a summary description of the liability together with copies of all relevant documentation relating thereto. Schedule 4.9 sets forth the Company's and the Subsidiaries' outstanding principal amount of indebtedness for borrowed money (including overdrafts) as of the date hereof.

     4.10 ACCOUNTS AND NOTES RECEIVABLE. Schedule 4.10 sets forth an accurate list of the accounts and notes receivable of the Company and the Subsidiaries as of the Balance Sheet Date and as at a date not earlier than the fifth business day before the Closing Date, including any such amounts which are not reflected in the Interim Balance Sheet. The reserve for doubtful accounts reflected in the Interim Balance Sheet is sufficient to cover any trade or accounts receivable of the Company and the Subsidiaries that are ultimately determined to be uncollectible. Receivables from and advances to employees, any of the Shareholders or any Affiliate of any Shareholder or the Company are separately identified on Schedule 4.10. Schedule 4.10 also sets forth an accurate consolidated aging of all accounts and notes receivable of the Company and the Subsidiaries as of the Balance Sheet Date, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company and the Subsidiaries, including without limitation those classified as current assets on the Interim Balance Sheet and those set forth on Schedule 410, are valid and bona fide receivables, which arose in the ordinary course of business, and are stated consistent with past practices, which practices have been described to PalEx and Newco.

     4.11  ASSETS.

          (a) Schedule 4.11 sets forth an accurate list of all real and personal property included in "property and equipment" on the Interim Balance Sheet and all other tangible (e.g., physical) assets of the Company and the Subsidiaries with a book value in excess of CDN $20,000 owned by the Company or any Subsidiary as of (i) the Balance Sheet Date and (ii) the date hereof. Attached hereto as Schedule 4.11 are complete and correct copies of leases for all real or personal property leased by the Company or any Subsidiary and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company or any Subsidiary are situated. Schedule
     4.11 indicates which assets used in the operation of the business of the Company or any Subsidiary are currently owned by the Shareholders or Affiliates of the Company or the Shareholders. All of the tangible assets, vehicles and other significant machinery and equipment of the Company and the Subsidiaries listed on Schedule 4.11 are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with good business practices. Except as set forth on Schedule 4.11, all fixed assets used by the Company or any Subsidiary that are material to the operation of the Company's or any Subsidiary's business are either owned by the Company or such Subsidiary or are leased under an agreement identified on Schedule 4.11. All leases set forth on Schedule
     4.11 are in full force and effect and constitute valid and binding agreements of the parties thereto in accordance with their respective terms. Schedule 4.11 contains correct and complete copies of all title reports and title insurance policies received or owned by the Company or any Subsidiary.

          (b) The Company and each Subsidiary has good and marketable title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified as owned property on Schedule 4.11, subject to no Encumbrance except Permitted Encumbrances and those reflected on Schedule 4.11.

          (c) The tangible and intangible assets of the Company and the Subsidiaries constitute all the assets reasonably necessary for operation of the business of the Company and the Subsidiaries as conducted at the Balance Sheet Date.

     4.12.  MATERIAL CUSTOMERS, CONTRACTS AND BARTERING COMMITMENTS.

          (a) Schedule 4.12 sets forth an accurate list of (i) all customers representing 5% or more of the Company's consolidated revenues during the 12-month period ended May 31, 1998 (the "Material Customers"), and (ii) all executory contracts, commitments and similar agreements to which the Company or any Subsidiary is currently a party or by which it or any of its properties is bound and that would be material to a reasonably prudent purchaser, including, but not limited to, (A) all customer contracts, including, without limitation, consignment contracts, in excess of CDN $20,000, individually, or CDN $35,000 in the aggregate,
     (B) contracts with any labor organizations, (C) leases providing for annual rental payments in excess of CDN $20,000, individually, or CDN $50,000 in the aggregate, (D) loan agreements, (E) pledge and security agreements, (F) indemnity or guaranty agreements or obligations, (G) bonds, (H) notes, (I) mortgages, (J) joint venture or partnership agreements, (K) options to purchase real or personal property, and (L) agreements relating to the purchase or sale by the Company or any Subsidiary of assets (other than oral agreements relating to sales of inventory or services in the ordinary course of business, consistent with past practices) or securities for more than CDN $20,000, individually, or CDN $50,000 in the aggregate. Prior to the date hereof, the Company has made available to PalEx and Newco complete and correct copies of all such agreements.

          (b) Except to the extent set forth on Schedule 4.12, since May 31, 1998 (i) no Material Customer has canceled or substantially reduced or is currently attempting or, to the knowledge of the Company or the Shareholders, threatening to cancel or substantially reduce its purchases of the Company's or any Subsidiary's products or services, and (ii) the Company and each Subsidiary is in compliance with all material commitments and obligations pertaining to it under the agreements described in subsection (a) and is not in default under any such agreements, no notice of default has been received by the Company or any Subsidiary, and neither the Shareholders nor the Company is aware of any basis therefor.

          (c) Neither the Company nor any Subsidiary is a party to any governmental contracts subject to price redetermination or renegotiation. Neither the Company nor any Subsidiary is required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

          (d) Schedule 4.12 sets forth a summary of the material terms of all oral and written bartering arrangements to which the Company or any Subsidiary is a party. The Company and each Subsidiary has a sufficient supply of uncommitted inventory to fulfill its bartering obligations with third parties.

     4.13. PERMITS. Schedule 4.13 contains an accurate list of all material licenses, franchises, permits, operating authorizations, franchises, certificates and other governmental authorizations and intangible assets held by the Company or any Subsidiary (the "Permits"). The Permits are valid, and neither the Company nor any Subsidiary has received any notice that any Governmental Authority intends to cancel, terminate or not renew any Permit.
The Permits are all the permits that are required by Law for the operation of the business of the Company or any Subsidiary, as conducted at May 31, 1998 and the Balance Sheet Date, and the ownership of the assets of the Company and the Subsidiaries. The Company and each Subsidiary have conducted and is conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Permits, as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing. Except as specifically provided in
Schedule 4.13, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company or any Subsidiary by, any Permits.

     4.14.  ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 4.14:

          (a) the business that has been and is carried on by the Company, the Subsidiaries and their respective predecessors, and the assets used by the Company, the Subsidiaries and their respective predecessors, (including the condition of any real property owned or used by the Company or any Subsidiary and the waters on or under such real property) have been carried on and used and are currently carried on and used in compliance with all Environmental Laws;

          (b) the Company, the Subsidiaries and their respective predecessors have not used any machinery, equipment or facility included in their assets (whether real or personal), or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Laws;

          (c) the Company, the Subsidiaries and their respective predecessors are not, and have not been, subject to any proceedings alleging the violation of any Environmental Law or to determine whether any remedial action is needed to respond to a Release or the presence of a Hazardous Substance on the real property owned or used by the Company, the Subsidiaries or their respective predecessors;

          (d) there are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or Loss regarding the Release or presence of a Hazardous Substance or the violation of any Environmental Law by the Company, any Subsidiary or the Company's or any Subsidiary's employees, agents or others for whom it is responsible;

          (e) the Environmental Permits listed in Schedule 4.14(e) constitute all Environmental Permits held by the Company and its Subsidiaries. The Environmental Permits presently held are valid and in full force and effect, and no violations thereof have been experienced, noted or recorded, and no proceedings are pending or threatened to revoke or limit any of them;

          (f) all Hazardous Substances disposed of, treated or stored by the Company, any Subsidiary or the respective predecessors thereof have been disposed of, treated and stored in compliance with all Environmental Laws;

          (g) there are no proceedings nor any circumstances or material facts which could, if true, give rise to any proceedings, in which it is alleged that the Company, any Subsidiary or the respective predecessors thereof is potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with Hazardous Substances or for any other remedial or corrective action under an Environmental Law;

          (h) the Company, the Subsidiaries or the respective predecessors thereof have maintained all environmental and operating documents and records in the manner and for the time periods required by any Environmental Law and have never conducted an environmental audit of the business or any asset thereof (for purposes of this Section 4.14(h), an environmental audit includes any evaluation, assessment, review or study performed at the request of or on behalf of the Company, any Subsidiary, a lender, a prospective purchaser of the business or assets of the Company or any Subsidiary or a Governmental Authority);

          (i) there are no underground storage tanks located on any real property owned or used by the Company or any Subsidiary; and

          (j) to the knowledge of the Shareholders, there are no pending or proposed changes to Environmental Laws that would render illegal or materially restrict the business or operations of the Company or any Subsidiary.

     4.15.  COLLECTIVE AGREEMENTS.  Except as set out in Schedule 4.15:

          (a) neither the Company nor any Subsidiary is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting its employees;

          (b) neither the Company nor any Subsidiary is currently engaged in any labour negotiation;

          (c) neither the Company nor any Subsidiary is a party to any application, complaint or other proceeding under any statute;

          (d) neither the Company nor any Subsidiary has engaged in any unfair labour practice and neither the Company nor any Subsidiary is aware of any pending or threatened complaint regarding any alleged unfair labour practices;

          (e) there is no strike, labour dispute, work slow down or stoppage pending or, to the Shareholders' knowledge, threatened against the Company or any Subsidiary;

          (f) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Shareholders' knowledge, threatened against the Company or any Subsidiary;

          (g) neither the Company nor any Subsidiary has experienced any material work stoppage; and

          (h) neither the Company nor any Subsidiary is the subject of any union organization effort.

     4.16. INSURANCE. Schedule 4.16 sets forth an accurate list of all insurance policies carried by the Company or any Subsidiary. The Company has previously provided to PalEx and Newco copies of all insurance loss runs or workmen's compensation claims during the past year and, to the extent in the Company's possession after diligent search and inquiry, for the previous five years. None of such policies are "claims made" policies. All of such policies provide adequate coverage against the risks involved in the Company's and the Subsidiaries' businesses. The policies described in such Schedule 4.16 for the current policy year are currently in full force and effect. As of the Closing Date, any open claims and any losses subject to insurance coverage for which a claim has not been made are recoverable under insurance policies of the Company, except to the extent of any applicable deductible or loss retention as set forth on Schedule 4.16. The Company and the Subsidiaries maintain and have maintained insurance in amounts and with terms that are sufficient to insure the risks attendant to the business of the Company and its Subsidiaries, which insurance policies are with insurance carriers that are financially able to cover any claims of the Company or its Subsidiaries under such policies.

     4.17. COMPENSATION; EMPLOYMENT AGREEMENTS. Schedule 4.17 sets forth all the employees of the Company and each Subsidiary as of the date of this Agreement and the age, position, status, length of service, compensation and benefits of each of them, respectively. Except as set out in Schedule 4.17, neither the Company nor any Subsidiary is a party to or bound by any contracts or requirements of applicable Law in respect of any employee or former employee, other than pursuant to applicable employee legislation, including:

     (a) any contracts for the employment or statutorily required re-employment of any employee; or

     (b) any bonus, deferred compensation, profit sharing, pension, retirement, hospitalization insurance or other plans or arrangements providing employee benefits, except for the plans providing employee benefits described in
     Schedule 4.17.

     4.18.  NONCOMPETITION, CONFIDENTIALITY AND NONSOLICITATION AGREEMENTS.
Schedule 4.18 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which the Company or any Subsidiary is bound or under which the Company or any Subsidiary has any rights or obligations.

     4.19.  EMPLOYEE PLANS.

          (a) Schedule 4.19 sets forth all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees or former employees which are currently maintained or were maintained at any time in the last five calendar years by the Company or any Subsidiary (the "Employee Plans").

          (b) All of the Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans ("Applicable Employee Benefit Laws"). No fact or circumstance exists that could adversely affect the tax-exempt status of an Employee Plan.

          (c) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties or fees are owing or exigible under any of the Employee Plans.

          (d) The Company or the applicable Subsidiary may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from each Employee Plan, subject only to approvals required by Applicable Employee Benefit Laws.

          (e) No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

          (f) All contributions or premiums required to be made by the Company or any Subsidiary under the terms of each Employee Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Employee Plans, and neither the Company nor any Subsidiary has, and as of the Closing will not have, any liability (other than liabilities accruing after the Closing) with respect to any of the Employee Plans. Contributions or premiums will be paid by the Company or the applicable Subsidiary on an accrual basis for the period up to the Closing even though not otherwise required to be made until a later date.

          (g) No amendments have been made to any Employee Plan and no improvements to any Employee Plan have been promised and no amendments or improvements to an Employee Plan will be made or promised by the Company or any Subsidiary before the Closing.

          (h) There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither the Company, any Subsidiary nor any of their respective agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

          (i) Subject to approvals under Applicable Employee Benefit Laws, the Company or any applicable Subsidiary may amend, revise or merge any Employee Plan or the assets transferred from any Employee Plan with any other arrangement, plan or fund.

          (j) The Company has furnished to Newco and PalEx true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Employee Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to Newco pursuant to this Section 4.19.

          (k) Each Employee Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set out in Schedule 4.19.

          (l) None of the Employee Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Employee Plans.

          (m) All employee data necessary to administer each Employee Plan has been provided by the Company to Newco and is true and correct.

          (n) No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

          (o) Except as disclosed in Schedule 4.19, none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

     4.20. LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in Schedule 420, there are no claims, actions, suits, complaints, applications, investigations or proceedings, pending or, to the knowledge of the Company or the Shareholders, threatened against or affecting the Company or any Subsidiary, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company or any Subsidiary. No notice of any claim, action, suit, complaint, application, investigation or proceeding, whether pending or threatened, has been received by the Company or any Subsidiary and, to the knowledge of the Company and the Shareholders, there is no basis therefor. The Company and each Subsidiary has complied, and is in compliance in all material respects, with all Laws applicable to the Company or any Subsidiary, its assets or the operation of its business.

     4.21.  TAXES.

          (a) The Company and each Subsidiary has prepared and filed on time with all appropriate governmental bodies all tax returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of the Company and each Subsidiary in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date. All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full.

          (b) The Company and each Subsidiary has paid in full all Taxes required to be paid on or prior to the date hereof and has made adequate provision in the Interim Financial Statements in accordance with GAAP for the payment of all Taxes in respect of all fiscal periods ending on or before the Closing Date.

          (c) There are no reassessments of the Company's or any Subsidiary's Taxes that have been issued and are outstanding and there are no outstanding issues that have been raised and communicated to the Company or any Subsidiary by any Governmental Authority for any taxation year in respect of which a Tax return of the Company or any Subsidiary has been audited. No governmental body has challenged, disputed or questioned the Company or any Subsidiary in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. Neither the Company nor any Subsidiary is negotiating any draft assessment or reassessment with any governmental body. Neither the Company nor any Subsidiary is aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of the Company or any Subsidiary, including, without limitation, unreported benefits conferred on any shareholder of the Company, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Interim Financial Statements. Neither the Company, any Subsidiary nor any Shareholder has received any indication from any Governmental Authority that an assessment or reassessment of the Company or any Subsidiary is proposed in respect of any Taxes, regardless of its merits. Neither the Company nor any Subsidiary has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

          (d) The Company and each Subsidiary has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the ITA all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate governmental body. The Company and each Subsidiary has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper governmental body within the time required under the applicable legislation. The Company and each Subsidiary has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Company or any Subsidiary.

          (e) At the Closing Date, for purposes of the ITA, the Company and each Subsidiary will own depreciable property of the prescribed classes and having consolidated undepreciated capital costs as set out in Schedule 4.21.

          (f) Neither the Company nor any Subsidiary will at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the ITA as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date.

          (g) Neither the Company nor any Subsidiary has entered into an agreement contemplated in section 80.04 or subsection 127(13) to (17), 127(20), 125(3) or 126.1(9) of the ITA or any equivalent provincial provision.

          (h) There are not circumstances existing which could result in the application of section 78 of the ITA or any equivalent provincial provision to the Company or to any Subsidiary.

          (i) The amalgamation of the Company with certain of its direct and indirect shareholders in the Restructuring will qualify as an "amalgamation" for purposes of subsection 87(1) of the ITA.

     4.22. ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth in Schedule 4.22 and except for the Restructuring, the Company and each Subsidiary has conducted its operations in the ordinary course and there has not been:

          (a) any adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), results of operations or prospects of the Company and the Subsidiaries, taken as a whole;

          (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company and the Subsidiaries, individually or in the aggregate;

          (c) any change in the authorized and issued capital stock or the articles of the Company or any Subsidiary or its outstanding securities or any change in the Shareholders' ownership interests in the Company or any grant of any options, warrants, calls, conversion rights or commitments or the declaration or payment of any dividend or other distribution;

          (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

          (e) any increase in the compensation payable or to become payable by the Company or any Subsidiary to any of its officers, directors, Shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in Schedule 4.22;

          (f) any significant work interruptions, labor grievances or claims filed;

          (g) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company or any Subsidiary to any Person, including, without limitation, any Shareholder or any Affiliate of a Shareholder;

          (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company or any Subsidiary;

          (i) any increase in the Company's or any Subsidiary's indebtedness, other than accounts payable incurred in the ordinary course of business, consistent with past practices;

          (j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or any Subsidiary or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's or any Subsidiary's business;

          (l) any waiver of any material rights or claims of the Company or any Subsidiary;

          (m) any material change in the accounting or costing systems or methods of the Company or its Subsidiaries; or

          (n) any other material transaction or material contract by the Company or any Subsidiary outside the ordinary course of business.

     4.23. ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF ATTORNEY. Schedule 4.23 sets forth an accurate schedule, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which the Company or any Subsidiary has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held; (c) the type of account and the cash, cash equivalents and securities held in such account as of the second business day prior to the

Closing, none of which assets have been withdrawn from such accounts since such date except for bona fide business purposes in the ordinary course of the business of the Company and each Subsidiary; and (d) the name of each Person authorized to draw thereon or have access thereto. Schedule 4.23 also sets forth the name of each Person holding a general or special power of attorney from the Company or any Subsidiary and a description of the terms thereof.

     4.24. COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth in Schedule 4.24, no Shareholder, no Affiliate of any Shareholder nor any other Affiliate of the Company or any Subsidiary owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business (excluding for this purpose the Company and each Subsidiary) which is a competitor, lessor, lessee, customer or supplier of the Company or any Subsidiary. Except as set forth in
Schedule 4.24, no officer or director of the Company or any Subsidiary and no Shareholder has nor, during the period from December 31, 1997 through the date hereof, had any interest in any material property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Subsidiary.

     4.25. PRODUCT WARRANTIES. There are no claims against the Company or any Subsidiary on account of product warranties or with respect to the production or sale of defective or inferior products.

     4.26. INTANGIBLE PROPERTY. Schedule 4.26 sets forth an accurate list of all material patents, patent applications, trademarks, service marks, technology, licenses, trade names, copyrights and other intellectual property or proprietary property rights owned or used by the Company or any Subsidiary. The Company and the Subsidiaries own or possess, and the assets of the Company and the Subsidiaries include, sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.

     4.27. CONTRACT A. The total cost to the Company to consummate the transactions contemplated by (a) that certain Asset Purchase Agreement dated July 24, 1998, by and between 1296289 Ontario Limited, an Ontario corporation and wholly owned Subsidiary of the Company, and St-Remi Pallet (Canada) Inc. and Andre Boyer, and (b) that certain Asset Purchase Agreement dated July 24, 1998, by and between 1296289 Ontario Limited, Lo-Kost Pallet Leasing Corp. and Odette Tremblay and Harry Wiens (collectively, "Contract A"), including, without limitation, the purchase price and all costs, fees, expenses, commissions, Taxes or liabilities to be paid or borne by the Company or any Subsidiary equals CDN $5,621,817.

     4.28. INVENTORY OF CPC PALLETS. The Company holds good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances, to not less than 990,426 CPC standard pallets, 73,230 of which are held for sale, 917,196 of which are held by the Company for rental, and 19,142 of which were purchased from St-Remi Pallet (Canada) Inc.

     4.29. RESTRUCTURING. The Restructuring has been consummated and has not had and will not have any adverse effect on PalEx, Newco, the Company or their financial condition or results of operation, the consummation of the transactions contemplated hereby, or the operation of the business of the Company after the Closing. None of the Persons that were amalgamated with SMG Corporation, or otherwise acquired by SMG Corporation, in the Restructuring (a) had any liabilities or obligations (contingent or otherwise and whether or not known) at the time of the Restructuring or (b) have had at any time any operations or assets other than shares in SMG Corporation or corporations owning shares in SMG Corporation, other passive investments and, prior to the acquisition of such Persons interest in SMG Corporation, an interest in the same business as carried on by the Company.

     4.30. OSA. The Company is not a "reporting issuer" within the meaning of the Securities Act (Ontario).

     4.31. DISCLOSURE. None of the foregoing representations and warranties and no document furnished by or on behalf of the Shareholders to Newco or PalEx in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Company Shares seeking full information as to the Company and the Subsidiaries and their respective properties, businesses and affairs. Except for those matters disclosed in this Agreement, there are no facts not disclosed in this Agreement which, if learned by Newco or PalEx, might reasonably be expected to materially diminish Newco's and PalEx's evaluation of the value of the Company Shares or which, if learned by Newco or PalEx, might reasonably be expected to deter Newco and PalEx from completing the transactions contemplated by this Agreement on the terms of this Agreement.


                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF PALEX AND NEWCO

     PalEx and Newco jointly and severally represent and warrant to the Shareholders as follows:

     5.1. ORGANIZATION. Each of Newco and PalEx is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.

     5.2. AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

          (a) Each of Newco and PalEx has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by the board of directors of each of Newco and PalEx. No additional corporate proceedings on the part of Newco or PalEx are necessary to authorize the execution and delivery of this Agreement and the consummation by Newco and PalEx of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Newco and PalEx, and, assuming the due authorization, execution and delivery by the Shareholders, constitutes a valid and binding agreement of each of Newco and PalEx, enforceable against each of them in accordance with its terms.

          (b) The execution and delivery of this Agreement by Newco and PalEx does not, and the consummation by Newco and PalEx of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Newco or PalEx or any of its subsidiaries under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of PalEx or the Articles or By-Laws of Newco, (ii) any Law applicable to Newco or PalEx or any of its properties or assets or
     (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Newco or PalEx is now a party or by which Newco or PalEx or any of its properties or assets may be bound or affected.

          (c) Except as contemplated in Section 6.11, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or Third Party is necessary for the execution and delivery of this Agreement by Newco or PalEx or the consummation by Newco or PalEx of the transactions contemplated hereby.

          (d) PalEx is not subject to any contractual restrictions that would preclude the Company from continuing to conduct its business in Canada after the Closing, as such business has been represented to PalEx to have been conducted immediately prior to Closing.

          (e) The Company's operation of its business in Canada immediately after the Closing, as such business has been represented to PalEx to have been conducted immediately prior to Closing, is not reasonably likely to have a material adverse effect on PalEx as a result of the breach of any agreement to which PalEx or any of its Subsidiaries is a party.

     5.3. CAPITALIZATION OF NEWCO; NEWCO EXCHANGEABLE SHARES. The authorized capital stock of Newco consists of an unlimited number of Newco Common Shares and an unlimited number of shares of Newco Exchangeable Shares. One Hundred Newco Common Shares are issued and outstanding and registered in the name of PalEx and is validly issued, fully paid and nonassessable. Each Newco Exchangeable Share issued in accordance with the terms of this Agreement will be validly issued, fully paid and nonassessable.

     5.4. PALEX COMMON STOCK. The shares of PalEx Common Stock to be issued upon exchange of the Newco Exchangeable Shares in accordance with the terms thereof will be duly authorized, validly issued, fully paid and nonassessable. Upon issuance, such shares of PalEx Common Stock will be listed, or approved for listing upon notice of issuance, with The Nasdaq Stock Market.

     5.5. LITIGATION. There are no suits, actions, or legal, administrative, arbitration or other proceedings or, to PalEx's knowledge, governmental investigations against PalEx pending or, to PalEx's knowledge, threatened, that seek to prevent the consummation of the transactions contemplated hereby.

     5.6. DISCLOSURE. PalEx has fully provided the Shareholders or their representatives with all the information that they have requested in analyzing whether to consummate the transactions contemplated hereby, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended December 28, 1997, as amended, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1998. None of the information so provided nor any representation or warranty of Newco or PalEx contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


                                  ARTICLE VI
                               CERTAIN COVENANTS

     6.1. FUTURE COOPERATION; TAX MATTERS. The Shareholders, Newco and PalEx shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. The Shareholders will cooperate with PalEx and Newco at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. PalEx and Newco will cooperate with the Shareholders in the preparation of all Tax returns covering the period from the beginning of the Company's current tax years through the Closing. In addition, after the Closing, PalEx and Newco will cause the Company to provide the Shareholders with access to such of its books and records as may be reasonably requested by the Shareholders in connection with Tax matters relating to the Company and periods ending on or prior to the Closing Date. The party requesting cooperation, information or actions under this Section 6.1 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges. The Shareholders shall be liable for all sales, transfer, stamp or similar Taxes, if any, resulting from sale of the Company Shares pursuant to the terms of this Agreement.

     6.2. EXPENSES. PalEx and Newco will pay their respective fees, expenses and disbursements and those of their agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto and the consummation of the transactions contemplated hereby. The Shareholders will pay the fees, expenses and disbursements of the Shareholders and their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby. In addition, the Shareholders shall be responsible for all such fees and expenses incurred by the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby.

     6.3. EMPLOYMENT AGREEMENT. At the Closing, the Company shall enter into a mutually acceptable Employment and Non-Competition Agreement with each of individuals identified on Schedule 6.3 (the "Employment Agreements") to be effective as of the Closing Date.

     6.4. LEGAL OPINION. At the Closing, the Shareholders shall cause their legal counsel, Brans, Lehun, Baldwin, to deliver to PalEx and Newco a mutually acceptable legal opinion.

     6.5. STOCK OPTION PLAN. Effective as of the Closing Date, Newco shall cause PalEx to grant nonqualified options to purchase an aggregate of 100,000 shares of PalEx Common Stock under PalEx's 1996 Stock Option Plan, as amended, to the employees of the Company and the Subsidiaries (other than the Shareholders) named in Schedule 6.5 and in the respective amounts listed thereon.

     6.6. SUPPORT AGREEMENT. Concurrently with the Closing, (a) PalEx and Newco shall, and (b) the Shareholders shall cause all holders of Newco Exchangeable Shares to, execute and deliver a mutually acceptable Support Agreement.

     6.7. NON-COMPETITION AGREEMENT. Concurrently with the Closing, PalEx, Newco, the Company and each of the Shareholders shall enter into a mutually acceptable Non-Competition Agreement.

     6.8. TERMINATION OF SHAREHOLDERS' AGREEMENTS. Concurrently with the Closing, all of the Shareholders' Agreements or similar agreements among the Shareholders or any third Persons shall have been terminated by the parties thereto, which agreements shall include, without limitation, (a) the Superior Pallet Corporation Shareholders Agreement among Superior Pallet Service Ltd., Canadawide Pallet Services Ltd., Adian Materials Handling Limited, Enrico DiLello, David Turner, Fraser Campbell, John Campbell, Worden Teasdale and Superior Pallet Corporation dated June 1, 1991; (b) the Shareholders' Agreement made as of June 1, 1997 between Superior Pallet Corporation and Pallet Rental Systems Inc. and Pallet Management Services Inc. and Save-On-Pallets Ltd. and SMG Corporation; and (c) Superior Pallet Service Ltd. Shareholders Agreement Between Enrico D. DiLello, David Edward Turner and Superior Pallet Service Ltd. dated February 25, 1986.

     6.9. RESTRUCTURING OF THE COMPANY AND ITS AFFILIATES. Prior to the Closing, the Shareholders shall have caused the occurrence of the restructuring events described on Schedule 6.9 (the "Restructuring").

     6.10. RELEASE FROM GUARANTEES. PalEx shall use its commercially reasonable efforts to have the Shareholders released from the personal guarantees of indebtedness of the Company or any Subsidiary, each of which guarantees is identified in Schedule 6.10. PalEx hereby agrees to indemnify each Shareholder and hold him harmless for any amounts that such Shareholder is required to pay under such personal guarantees after the Closing.

     6.11. INVESTMENT CANADA ACT NOTICE. Prior to or within 30 days following the Closing Date, Newco agrees to file a notice under the Investment Canada Act advising the Minister responsible therefor of the proposed consummation or consummation, as the case may be, of the transactions contemplated hereby.

     6.12. RESIGNATIONS. Each Shareholder hereby resigns any officer and director position held with the Company or any Subsidiary.

     6.13. RELEASES AND WAIVERS. Except for claims against the Company or a Subsidiary, as the case may be, for indemnification under applicable corporate Laws for acts or omissions as a director or officer on behalf of the Company or such Subsidiary, (a) each Shareholder hereby irrevocably waives all known and unknown claims it may have against the Company and each Subsidiary or any past or current officer or director (in any capacity) of the Company or any Subsidiary, and (b) each Shareholder hereby irrevocably releases the Company and each Subsidiary and all such other parties from claims arising out of any state of facts existing prior to the Closing, regardless of whether any such claim arises under any existing agreement or otherwise.

     6.14. OTHER PALEX AND NEWCO DOCUMENTS. At the Closing, PalEx and Newco shall receive the following additional certificates, instruments and documents:

          (a) the share certificates representing the Company Shares duly endorsed in blank by the Shareholders, or accompanied by stock powers duly executed in blank by the Shareholders, and otherwise in a form acceptable to PalEx and Newco for transfer on the books of the Company; and

          (b) all of the Company's and each Subsidiary's books and records, including without limitation, minute books, corporate charter, bylaws, stock records, bank account records, accounting records, computer records and all contracts with third parties.


                                  ARTICLE VII
                                INDEMNIFICATION

     The Shareholders and PalEx make the following respective covenants:

     7.1. GENERAL INDEMNIFICATION BY THE SHAREHOLDERS. The Shareholders covenant and agree that they will, jointly and severally (without any right of indemnification or contribution from the Company or any Subsidiary), indemnify, defend, protect and hold harmless PalEx, Newco and their respective officers, directors, employees, shareholders, agents, representatives and Affiliates (including the Company and each Subsidiary) from and against all Losses incurred by any of such indemnified Persons as a result of or arising from:

          (a) any breach of the representations and warranties of the Shareholders set forth herein or in the Schedules or certificates delivered in connection herewith, provided that notice of such claim is given in accordance with Section 10.5 hereof on or before the Expiration Date;

          (b) all Taxes payable by the Company or any Subsidiary for all periods prior to and including the Closing Date and all sales, transfer, stamp or similar Taxes arising from the consummation of the transactions contemplated by this Agreement;

          (c) any breach or nonfulfillment of any covenant or agreement on the part of any Shareholder under this Agreement;

          (d) any Environmental Laws with respect to the period before the Closing and Hazardous Substances on, or transported from, any premises owned or operated by the Company or any Subsidiary with respect to the period before the Closing;

          (e) the Restructuring, including, without limitation, any Taxes resulting from the Restructuring or a breach of the representation set forth in Section 4.29; and

          (f) liabilities or obligations of any Person that is a party to the Restructuring other than liabilities and obligations of SMG Corporation that do not arise or exist as a result of or in connection with the Restructuring, provided that such liabilities and obligations of SMG Corporation that are not subject to indemnification under this Section 7.1(f) may, if appropriate, be the subject of indemnification under other subsections of this Section 7.1.

     7.2. INDEMNIFICATION BY PALEX. PalEx covenants and agrees that it will indemnify, defend, protect and hold harmless the Shareholders and their respective agents, representatives, Affiliates, beneficiaries and heirs and employees at all times from and after the date of this Agreement from and against all Losses incurred by any of such indemnified Persons as a result of or arising from

          (a) any breach of the representations and warranties of PalEx or Newco set forth herein or in the Schedules or certificates attached hereto, provided that notice of such claim is given in accordance with Section 10.5 hereof on or before the Expiration Date, or

          (b) any breach or nonfulfillment of any covenant or agreement on the part of PalEx or Newco under this Agreement.

     7.3 THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a Person not a party to this Agreement ("Third Person"), of the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to
Section 7.1, or 7.2 hereof (hereinafter the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof; provided, however, that the failure to provide, or delay in providing, such notice shall not affect the Indemnified Party's right to indemnification hereunder unless the defense of such claim is irreparably and adversely affected by the failure to provide, or the delay in providing, such notice. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. The Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnifying Party undertakes to defend or settle such Third Person Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. If the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof. If, upon receiving notice, the Indemnifying Party does not timely undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

     7.4. INDEMNIFICATION DEDUCTIBLE. Neither the Shareholders, on the one hand, nor PalEx, on the other hand, shall be entitled to indemnification from the other under the provisions of Section 7.1(a) or Section 7.2(a), as the case may be, until such time as, and only to the extent that, the claims subject to indemnification by such other party exceed, in the aggregate, U.S. $274,780. Notwithstanding the foregoing, the limitations set forth in this Section 74 shall not apply to fraudulent misrepresentations.

     7.5. LIMITATION UPON INDEMNITY. Notwithstanding anything to the contrary contained herein, the aggregate indemnification obligation of the Shareholders under Section 7.1(a) shall be limited to U.S. $27,477,919.

     7.6. INDEMNIFICATION FOR NEGLIGENCE OF INDEMNITEE. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.3, AN INDEMNIFIED PARTY'S RIGHTS TO INDEMNIFICATION UNDER THIS ARTICLE VII SHALL NOT BE AFFECTED BY SUCH INDEMNIFIED PARTY'S NEGLIGENCE OR ALLEGED NEGLIGENCE IN RESPONDING OR FAILING TO RESPOND TO THE MATTER GIVING RISE TO THE CLAIM FOR INDEMNIFICATION.


                                  ARTICLE VII
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     8.1. GENERAL. Each Shareholder recognizes and acknowledges that he had in the past, currently has, and in the future will have, access to certain confidential information of, and relating to the business of, the Company, Newco and/or PalEx, such as lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of the Company, Newco and/or PalEx. Each Shareholder agrees that he will not use or disclose such confidential information to any Person for any purpose whatsoever, except as is required in the course of performing his duties to the Company, Newco and/or PalEx, unless (a) such information becomes known to the public generally through no fault of such Shareholder, (b) such information is to disclosed to such Shareholder on a non-confidential basis by a third Person that is legally or contractually bound to keep such information confidential, or (c) disclosure is required by Law, provided that prior to disclosing any information pursuant to this clause (c) such Shareholder shall, if possible, give prior written notice thereof to the Company, Newco and PalEx and provide the Company, Newco and PalEx with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any Shareholder of the provisions of this Section, the Company, Newco and/or PalEx shall be entitled to an injunction restraining such Shareholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company, Newco and/or PalEx from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

     8.2. EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, because a breach of such covenant would diminish the value of the assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that would be caused for which the Company, Newco and/or PalEx would have no other adequate remedy, each Shareholder agrees that the foregoing covenants may be enforced against him by injunctions, restraining orders and other equitable actions.


                                  ARTICLE IX
              FEDERAL SECURITIES LAWS AND CONTRACTUAL RESTRICTIONS ON NEWCO EXCHANGEABLE SHARES AND PALEX COMMON STOCK

     9.1. COMPLIANCE WITH LAW. The Shareholders acknowledge that the shares of PalEx Common Stock issued upon exchange of the Newco Exchangeable Shares (the "Restricted Shares") will not be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. The Restricted Shares are being, or will be, acquired by the Shareholders solely for their own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. The Shareholders covenant, warrant and represent that none of the Restricted Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the SEC. The certificates representing the Restricted Shares shall bear the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES

     ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO THE ISSUER, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

     9.2. ECONOMIC RISK; SOPHISTICATION. Each Shareholder is able to bear the economic risk of an investment in the PalEx Common Stock issued in connection with the consummation of the transactions contemplated by this Agreement and can afford to sustain a total loss of such investment. Each Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its or his own interests in connection with his acquisition of Newco Exchangeable Shares pursuant to the terms of this Agreement or the PalEx Common Stock issued upon the exchange of Newco Exchangeable Shares. Each Shareholder represents to PalEx that its Newco Exchangeable Shares and the PalEx Common Stock issued upon the exchange of Newco Exchangeable Shares are being acquired solely for the account of such Shareholder for investment purposes only and not with a view to distribution. Each Shareholder or his representatives have had an adequate opportunity to ask questions and receive answers from the officers of PalEx concerning, among other matters, PalEx, its management, its plans for the operation of its business and potential additional acquisitions.

     9.3. RESTRICTION ON SALE OR OTHER TRANSFER OF RESTRICTED STOCK. Notwithstanding anything contained herein, each Shareholder covenants, warrants and represents that, unless PalEx and Newco otherwise consent in writing,

          (a) as to (i) the DiLello Shareholders, the Teasdale Shareholders, the John Campbell Shareholders and the Doering Shareholders and (ii) the Turner Shareholders, if David E. Turner's employment with the Company is terminated by the Company "without cause," as determined in accordance with Mr. Turner's Employment Agreement, not more than one-half, and

          (b) as to (i) the Fraser Campbell Shareholders and (ii) the Turner Shareholders, if David E. Turner's employment with the Company is not terminated by the Company "without cause," as determined in accordance with Mr. Turner's Employment Agreement, none, of the Newco Exchangeable Shares or Restricted Shares will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of (other than pursuant to an exchange of Newco Exchangeable Shares for Restricted Shares in accordance with the terms of the Newco Exchangeable Shares) during the two year period commencing on the Closing Date (the "Lockup Period"). In any event, Newco Exchangeable Shares or Restricted Shares will only be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of only after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC, and, during the Lockup Period, no Shareholder shall engage in put, call, short-sale, hedge, straddle or similar transactions intended to reduce the Shareholder's risk of owning such Newco Exchangeable Shares or the Restricted Shares. Certificates representing one-half of the Newco Exchangeable Shares and the Restricted Shares shall bear the following legend in addition to the legend under Section 9.1:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL RESTRICTION ON TRANSFER AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF DURING THE PERIOD OF SUCH CONTRACTUAL RESTRICTION WITHOUT THE PRIOR WRITTEN CONSENT OF [INSERT APPROPRIATE NAME OF 1313530 ONTARIO INC. OR PALEX, INC.]

     9.4. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of PalEx Common Stock to the public without registration, for a period of two years after the Closing or, if longer, for such period as shares of PalEx Common Stock issued in exchange for Newco Exchangeable Shares are subject to Rule 144, PalEx agrees to use its commercially reasonable efforts to:

          (a) make and keep public information (as such terms are defined in Rule 144) regarding PalEx available;

          (b) file with the SEC in a timely manner all reports and other documents required of PalEx under the 1933 Act and the 1934 Act; and

          (c) furnish to each Stockholder upon written request a written statement by PalEx as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of PalEx, and such other reports and documents so filed as such Stockholder may reasonably request in availing himself of any rule or regulation of the SEC allowing such Stockholder to sell any such shares without registration.


                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of PalEx, Newco and the Company, and the heirs and legal representatives of the Shareholders.

     10.2. ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Shareholders, the Company, Newco and PalEx and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Shareholders, Newco and PalEx, acting through their respective officers, duly authorized by their respective Boards of Directors.

     10.3. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties hereto adopt any signatures received by a receiving fax machine as original signatures of the parties hereto; provided, however, that any party hereto providing its signature in such manner shall promptly forward to the other parties an original of the signed copy of this Agreement which was so faxed.

     10.4. BROKERS AND AGENTS. Except for the Shareholder's engagement of Cole & Partners Limited, each party represents and warrants that it, and the Shareholders jointly and severally represent that the Company, employed no broker or agent in connection with the transactions contemplated by this Agreement. The Shareholder agrees to indemnify the Company, Newco and PalEx against all loss, cost, damages or expense arising out of claims for fees or commissions of Cole & Partners Limited or its agents or representatives in connection with or arising out of the transactions contemplated by this Agreement. Each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party (it being understood that the Shareholders, and not the Company, shall be responsible for the indemnification obligation which may arise in connection with any claims for fees or commissions of brokers made by any Person who alleges to have been employed by the Company).

     10.5. NOTICES. All notices, requests, consents, directions, and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if mailed first-class, postage prepaid, registered or certified mail, or if sent by telecopy, telecommunication or other similar form of communication (with transmission confirmed), as follows:

          (a)  If to PalEx , addressed to it at:

                         PalEx, Inc.
                         1360 Post Oak Blvd.
                         Suite 800
                         Houston, Texas  77056
                         Fax:   (713) 350-6031
                         Attn:  Edward Rhyne

          (b)  If to Newco, addressed to it at:

                         c/o PalEx, Inc.
                         1360 Post Oak Blvd.
                         Suite 800
                         Houston, Texas  77056
                         Fax:   (713) 350-6031
                         Attn:  Edward Rhyne

          (c) If to the Shareholders, addressed to them at:

                         c/o Brans, Lehun, Baldwin
                         Richmond Adelaide Centre
                         120 Adelaide Street West
                         Toronto, Canada MSH 1T1
                         Fax:   (416) 601-0655
                         Attn:  Cosimo Fiorenza


or to such other address and to the attention of such other person(s) or officer(s) as any party may designate by written notice. Any mailed notice shall be deemed to have been given and received on the fifth business day following the day of mailing. Any notice sent by telecopy, telecommunication or other similar form of communication shall be deemed to have been given and received on the date of the written confirmation of successful transmission.

     10. ATTORNMENT. Each party agrees (a) that any action or proceeding relating to this Agreement must be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (b) not to oppose any such Ontario action or proceeding on the basis of forum non conveniens or for any other reason; and (c) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section. Each of the Shareholders, Newco and PalEx irrevocably appoints the following Persons as its agents to receive on its behalf service of summons and any other legal process which may be served in any action, suit or proceeding:

                         For the Shareholders:

                         c/o Brans, Lehun, Baldwin
                         Richmond Adelaide Centre
                         120 Adelaide Street West
                         Toronto, Canada MSH 1T1
                         Fax:   (416) 601-0655
                         Attn:  Cosimo Fiorenza

                         For Newco and PalEx:

                         c/o PalEx, Inc.
                         1360 Post Oak Blvd.
                         Suite 800
                         Houston, Texas  77056
                         Attn:  Edward Rhyne

Such service may be made by mailing or delivering a copy of such process to the applicable party in care of its agent at the address given in this Section and each of the parties hereto hereby irrevocably authorizes and directs the respective agents to accept such service on their behalf. If and to the extent such service and any summons or other legal process cannot for any reason be effected upon the applicable agent as in this Agreement provided, each of the parties to this Agreement further irrevocably consents to the service of any and all legal process in any such action, suit or proceeding by the mailing of copies of such process in the manner specified in Section 1.05. Nothing in this Section will affect the rights of the parties to this Agreement to serve legal process in any other manner permitted by law.

     10.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects as a Ontario contract.

     10.8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in and shall survive the Closing for a period of three years from the Closing Date (the "Expiration Date"), except that the representations and warranties set forth in (a) Section 4.5 shall survive indefinitely and (b) Section 414 and Section 4.21 hereof shall survive until such time as the limitations period has run for all periods ended prior to the Closing Date, which shall be deemed to be the Expiration Dates for Sections 4.14 and 4.21. The respective parties shall remain liable after the Expiration Date for breaches of the representations and warranties set forth in and , provided such breaches are asserted in good faith by notice in writing to the alleged breaching party prior to the Expiration Date. Notwithstanding anything to the contrary contained in this Agreement, any party to this Agreement may assert claims based on fraud during the applicable statutory limitations period.

     10.9. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     10.10. REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and unenforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     10.11. CANADIAN DOLLAR PAYMENTS.   Except as expressly set forth in this
Agreement, all amounts to be paid pursuant to this Agreement shall be denominated and paid in U.S. Dollars. If any payment under this Agreement is made, pursuant to a judgment or order of any court or tribunal or otherwise, in Canadian Dollars, such payment in Canadian Dollars will discharge the obligation of the party obligated to make the payment (the "Payor") to the extent of the U.S. Dollar equivalent of such Canadian Dollar payment using the exchange rate (as published in the Wall Street Journal) of U.S. Dollars per Canadian Dollar on the date such obligation is paid. Consequently, (a) if such U.S. Dollar equivalent is greater than the U.S. Dollar equivalent of such Canadian Dollar payment using the exchange rate (as published in the Wall Street Journal) of U.S. Dollars per Canadian Dollar on the date the obligation that is the subject of such judgment or order was originally due and payable pursuant to the terms of this Agreement (the "Original Exchange Rate"), then the recipient of such payment (the "Payee") shall repay the excess to the Payor and indemnify and save the Payor harmless from and against any loss or damage arising because of such excess; and (b) if such U.S. Dollar equivalent is less than the U.S. Dollar equivalent of such Canadian Dollar payment using the Original Exchange Rate, then the Payor shall pay the difference to the Payee and indemnify and save the Payee harmless from and against any loss or damage arising because of such deficiency. The obligation set forth in the immediately preceding sentence (i) is separate and independent from any other obligation of the parties hereto, (ii) will give rise to a separate and independent cause of action, (iii) will apply irrespective of any indulgence granted by the Payee from time to time, (iv) will continue in full force and effect notwithstanding any judgment in order for a liquidated sum in respect of an amount due under this Agreement or under any judgment or order, and (v) will not merge in any order of foreclosure made in respect of any security given by the Payor or any other person to or for the benefit of the Payee.

     10.12. LANGUAGE. The parties to this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux presentes ont exige que le present contrat et tous autres contrats, documents ou avis afferents aux presentes soient rediges en langue anglaise.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                              PALEX, INC.



                              By:   /s/ Edward Rhyne
                                 -----------------------------
                              Name: Edward Rhyne
                              Title:     Vice President


                              1313530 ONTARIO INC.



                              By:   /s/ 1313530 Ontario Inc.
                                 -----------------------------
                              Name:
                              Title:


                              1271477 ONTARIO LIMITED



                              By:   /s/ 1271477 Ontario Limited
                                 ------------------------------
                              Name:
                              Title:


                              ROLLEM HOLDINGS INC.



                              By:   /s/ Rollem Holdings Inc.
                                 ------------------------------
                              Name:
                              Title:

                              1271478 ONTARIO LIMITED



                              By:   /s/ 1271478 Ontario Limited
                                 ------------------------------
                              Name:
                              Title:


                              1296288 ONTARIO LIMITED



                              By:   /s/ 1296288 Ontario Limited
                                 ------------------------------
                              Name:
                              Title:


                              SAVE ON PALLETS LTD.



                              By:   /s/ Save on Pallets, Ltd.
                                 ------------------------------
                              Name:
                              Title:


                              PALLET MANAGEMENT SERVICES INC.



                              By:   /s/ Pallet Management Services, Inc.
                                 ----------------------------------------
                              Name:
                              Title:


                              THE DAVID E. TURNER FAMILY TRUST II



                              By:   /s/ The David E. Turner Family Trust II
                                 ------------------------------------------
                              Name:
                              Title:

                              THE DAVID E. TURNER FAMILY TRUST III



                              By:   /s/ The David E. Turner Family Trust III
                                 -------------------------------------------
                              Name:
                              Title:


                              THE ENRICO DILELLO FAMILY TRUST II



                              By:   /s/ The Enrico Dilello Family Trust II
                                 -----------------------------------------
                              Name:
                              Title:


                              THE ENRICO DILELLO FAMILY TRUST III



                              By:   /s/ The Enrico Dilello Trust III
                                 -----------------------------------------
                              Name:
                              Title:


                              THE WORDEN TEASDALE FAMILY TRUST



                              By:   /s/ The Worden Teasdale Family Trust
                                 -----------------------------------------
                              Name:
                              Title:


                              THE FRASER CAMPBELL FAMILY TRUST II



                              By:   /s/ The Fraser Campbell Family Trust
                                 ----------------------------------------
                              Name:
                              Title:

                              THE FRASER CAMPBELL FAMILY TRUST III



                              By:   /s/ The Fraser Campbell Family Trust III
                                 ---------------------------------------------
                              Name:
                              Title:


                              THE JOHN F. CAMPBELL FAMILY TRUST II



                              By:   /s/ The John F. Campbell Family Trust II
                                 ---------------------------------------------
                              Name:
                              Title:


                              THE JOHN F. CAMPBELL FAMILY TRUST



                              By:   /s/ The John F. Campbell Family Trust
                                 ---------------------------------------------
                              Name:
                              Title:


                              THE RONALD DOERING FAMILY TRUST



                              By:   /s/ The Ronald Doering Family Trust
                                 ---------------------------------------------
                              Name:
                              Title:



                              /s/ Fraser Campbell
                              ------------------------------------------------
                              Fraser Campbell, Individually



                              /s/ John F. Campbell
                              ------------------------------------------------
                              John F. Campbell, Individually

                              /s/ Enrico DiLello
                              -----------------------------------------------
                              Enrico DiLello, Individually



                              /s/ Ronald Doering
                              -----------------------------------------------
                              Ronald Doering, Individually



                              /s/ Clint Sharples
                              -----------------------------------------------
                              Clint Sharples, Individually



                              /s/ Worden Teasdale
                              -----------------------------------------------
                              Worden Teasdale, Individually



                              /s/ Susan Virginia Teasdale
                              -----------------------------------------------
                              Susan Virginia Teasdale, Individually


                              /s/ David E. Turner
                              -----------------------------------------------
                              David E. Turner, Individually